Exhibit 99.1

News Release

Contacts:	Lonny D. Robinson	Angie Yang/Evan Pondel
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
310.279.5980
investor@pondel.com

CENTER FINANCIAL ANNOUNCES ORGANIZATIONAL CHANGES

TO SUPPORT NEXT PHASE OF GROWTH

LOS ANGELES, CA – April 19, 2007 – Center Financial Corporation (NASDAQ: CLFC) today announced several organizational changes, newly created positions and units and new appointments to support the next phase of Center Bank’s growth:

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James C. Hong, executive vice president and chief credit officer, is promoted to the newly created role of chief operating officer. In his new expanded role, Hong will oversee the responsibilities of the human resource manager, chief information officer and chief operations manager.

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Jason K. Kim, senior vice president and manager of Center Bank’s SBA department since 1991, is promoted to chief credit officer. Kim was instrumental to the company’s strategic planning and establishment of nine out-of-state loan production offices. Under his tenure, Center Bank’s SBA department experienced significant growth in its loan portfolio while maintaining pristine credit quality, contributing to the company’s receipt of the “Lender of the Year Award” by the U.S. Small Business Administration (SBA) in 2006. In addition to receiving congratulations personally by President George W. Bush, Kim was one of 10 national lenders invited to participate in a special advisory session in January 2007 with the chief administrator of the SBA discussing current issues and trends in the commercial lending market.

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Susanna Rivera assumes the newly created position of chief lending officer. Her former position, chief marketing officer, was eliminated with the prior CMO responsibilities combined into the CLO’s duties. A senior vice president, Rivera reports directly to the chief executive and is responsible for various lending functions at corporate headquarters, including SBA and consumer loans, international department and a newly established commercial lending center.

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Lisa Kim Pai, executive vice president, general counsel and corporate secretary, is assigned concurrent duties in the newly created position of chief risk officer. In this role, Pai will be responsible for managing all aspects of the Bank’s risk related matters, including overseeing the special assets department and compliance and risk management.

•	Underscoring the company’s reinvigorated commitment to BSA compliance, Center Financial’s BSA department was upgraded to an independent unit, reporting directly to the chief executive.

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Earlier this month, Lonny D. Robinson accepted the position of chief financial officer on a permanent basis, after serving as interim chief financial officer. A seasoned industry veteran with in-depth knowledge of the banking industry and public sector, as well as familiarity with the company’s reporting systems, Robinson provided valued leadership during the transitional period.

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Center Financial Corporation

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“Center Bank operates in a considerably more competitive market today, and we believe these changes will reinforce our foundation and enable us to more effectively leverage the significant growth opportunities that we see ahead,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “The company has grown significantly over the last decade, and this new organizational structure improves the reporting structure for more efficient and responsive action and decision making, segregates duties for more effective internal controls and enhances the company’s ‘check and balance’ system. With renewed energy and a strengthened organizational structure, I believe Center Bank is well positioned as we embark on our next decade of growth.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $1.84 billion at December 31, 2006. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the new organizational structure, newly created positions and units and new appointments and the anticipated positive impacts including more efficient and responsive action and decision making, segregation of duties for more effective internal controls and enhancements to the company’s ‘check and balance’ system. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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